Exhibit 23.3

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 dated September 3, 2021 of RumbleOn, Inc. (the “Registration Statement”) of our report dated April 6, 2021, relating to the combined financial statements of RideNow Group and Affiliates as of and for the years ended December 31, 2020 and 2019, and our report dated February 12, 2021, relating to the combined financial statements of RideNow Group and Affiliates as of and for the years ended December 31, 2019 and 2018. We also consent to the use of our name as it appears under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, GA
September 3, 2021